Exhibit (a)(12)

   PYR
--------------------------------------------------------------------------------
  ENERGY
CORPORATION

                                  NEWS RELEASE
                                 APRIL 11, 2007

PYR ENERGY CORPORATION AND SAMSON INVESTMENT COMPANY MAKE A JOINT STATEMENT REGARDING THE TENDER OFFER DATED MARCH 28, 2007.


Denver & Tulsa - PYR Energy Corporation (AMEX:PYR) today announced Samson Acquisition Corp., a wholly owned subsidiary of Samson Investment Company ("Samson"), on March 28, 2007, filed a Schedule TO with the SEC and commenced an unsolicited tender offer for all of the outstanding shares of common stock of PYR Energy Corporation ("PYR" or the "Company"). Samson and the Board of Directors of PYR held discussions on April 9, 2007, which resulted in an agreement in principle for a revised offer to purchase all of the outstanding shares of the common stock of the Company by Samson Acquisition Corp. for $1.30 per share in cash, subject to certain conditions, including the negotiation and execution of a definitive merger agreement.

The tender offer is currently scheduled to expire at midnight, New York City time, on Tuesday, April 24, 2007, unless the offer is extended. Samson anticipates extending the tender offer expiration date in connection with the revised offer, the terms of which will be set forth in a definitive merger agreement between the parties.

Subject to the successful negotiation of a definitive merger agreement and the receipt of a fairness opinion from its financial advisor, the Board of Directors of PYR Energy Corporation will recommend that PYR Energy shareholders accept the revised offer by Samson Acquisition Corp.

IMPORTANT LEGAL INFORMATION

This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares.

ANY OFFERS TO PURCHASE OR SOLICITATION OF OFFERS TO SELL PYR SHARES WILL BE MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON MARCH 28, 2007. PYR STOCKHOLDERS ARE URGED TO READ SAMSON'S OFFER TO PURCHASE, LETTER OF TRANSMITTAL, RELATED MATERIALS AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. PYR STOCKHOLDERS MAY OBTAIN FREE COPIES OF THESE DOCUMENTS AT THE SEC'S WEB SITE AT WWW.SEC.GOV, AT SAMSON'S WEBSITE AT WWW.SAMSON.COM OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT
(888) 750-5834 (TOLL FREE FROM THE U.S. AND CANADA).

         Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, Texas and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

         Samson Investment Company, headquartered in Tulsa, Oklahoma, is a large privately held corporation engaged in oil and gas exploration, acquisition and production operations in 18 states in the United States, Canada, and the North Sea. Samson's tender offer statement and related press releases can be found at www.samson.com when available.

                                      # # #


      This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

CONTACT:
PYR ENERGY CORPORATION
KENNETH R. BERRY, JR., PRESIDENT
1675 BROADWAY, SUITE 2450
DENVER, CO  80202
PHONE:  (303) 825-3748

SAMSON INVESTMENT COMPANY
DENNIS R. NEILL, SENIOR VICE PRESIDENT
TWO WEST SECOND STREET
TULSA, OK 74103-3103
TELEPHONE (918) 591-1010



















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